Exhibit 99.1
For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Lisa Zwick (949) 230-8794
ria.carlson@ingrammicro.com	lisa.zwick@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com
INGRAM MICRO REPORTS THIRD-QUARTER 2010 FINANCIAL RESULTS
Sales, Operating Income and Net Income Grow to Highest Third-Quarter Level Since 2007
Company Authorizes New $400 Million, 3-Year Stock Repurchase Program
          SANTA ANA, Calif., Oct. 28, 2010 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced double-digit increases in sales and profits for the third quarter ended October 2, 2010.
          Worldwide sales for the third quarter were $8.45 billion, an increase of 14 percent compared with $7.38 billion in the prior-year third quarter. Weaker foreign currencies in Europe, partially offset by stronger foreign currencies in Asia-Pacific and Latin America, had a cumulative negative effect on worldwide sales of approximately two percentage points.
          Net income and earnings per share grew to $65.0 million or $0.41 per diluted share, which includes incremental expenses aggregating to $0.03 per diluted share related to: additional interest expense from the company’s $300 million public debt offering completed in August; and foreign exchange losses resulting from the accounting impact of currency fluctuations on Euro-based inventory purchases in the company’s Pan-European entity, which designates the US dollar as its functional currency. This compares with net income of $42.3 million or $0.25 per diluted share in last year’s third quarter, which included costs of approximately $0.04 per diluted share related to charges for expense-reduction programs.
          “We continued to demonstrate meaningful leverage in our business model, with year-over-year operating and net income gains far outpacing sales growth,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc. “Our three largest regions generated double-digit sales and operating income growth for the third consecutive quarter, driven by solid demand for technology products, stronger vendor and customer relationships, innovative products and solutions and a more efficient infrastructure. Sales in Asia-Pacific hit a historic high while North American sales were at the highest third quarter level in 10 years. Our focus remains on generating value through operational excellence and building a presence in exciting, higher-margin markets. We’re optimistic about our future and dedicated to improving shareholder return, as reflected by a new share repurchase program we are announcing today.”
          The company’s board of directors authorized a three-year, $400 million share repurchase program, following the completion of its $300 million share repurchase program authorized in November 2007 and its $100 million share repurchase program authorized in May 2010. Ingram Micro has repurchased more than 24 million shares of common stock during the last three years.
Additional Third Quarter Highlights
          For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.
Regional Sales
•	North America sales were $3.65 billion (43 percent of total sales), an increase of 13 percent versus $3.22 billion reported in the year-ago quarter.

•	Europe, Middle East and Africa (EMEA) sales grew 15 percent to $2.48 billion (30 percent of total sales) versus $2.15 billion in the year-ago quarter. The translation impact of weaker European currencies had a negative effect on revenue growth of approximately 11 percentage points.

•	Asia-Pacific sales increased 19 percent to $1.95 billion (23 percent of total sales) versus $1.64 billion reported in the year-ago quarter. The translation impact of relatively stronger local currencies had a five percentage point positive effect on revenue growth.

•	Latin America sales were $372 million (four percent of total sales), flat with $373 million reported a year ago. The translation impact of relatively stronger local currencies had a positive effect on revenue growth of approximately three percentage points.
Gross Margin
          Gross margin, at 5.36 percent, was flat sequentially and down eight basis points from the year-ago period, which is primarily attributable to a greater mix of lower-margin product sales this year, as well as the company’s strategic use of gross margins to help drive sales while improving profits and returns on invested capital.
Operating Expenses
          Total operating expenses were $346.6 million, or 4.10 percent of total sales. In the comparable period last year, total operating expenses were $338.7 million (4.59 percent of total sales), which included $8.4 million (0.11 percent of sales) in costs associated with the company’s expense-reduction programs.

Operating Income
          Worldwide operating income was $106.9 million (1.26 percent of total sales) compared with operating income of $63.2 million (0.86 percent of total sales) in the prior-year quarter, which included $8.4 million (0.11 percent of sales) in costs associated with the company’s expense-reduction programs, as noted above.
•	North America operating income was $63.5 million, or 1.74 percent of North America sales, compared with $30.4 million (0.94 percent of North America sales) in the year-ago quarter, which included $7.1 million (0.22 percent of sales) in expense-reduction program costs.

•	EMEA operating income was $18.8 million, or 0.76 percent of EMEA sales, compared with $13.6 million (0.63 percent of EMEA sales) in the prior-year quarter, which included $0.6 million (0.03 percent of sales) in expense-reduction program costs.

•	Asia-Pacific operating income was $28.2 million, or 1.44 percent of Asia-Pacific sales. In the comparable prior-year period, Asia-Pacific posted operating income of $21.4 million (1.31 percent of Asia-Pacific sales), which included $0.7 million (0.04 percent of sales) in expense-reduction programs costs.

•	Latin America operating income was $3.5 million, or 0.95 percent of Latin America sales, compared with $4.7 million (1.27 percent of Latin America sales) in the year-ago quarter. The decrease in operating income primarily reflects incremental costs associated with the company’s investment in business improvements in the Brazilian operation.

•	Stock-based compensation expense was $7.1 million versus $6.9 million in the prior-year period. Stock-based compensation impacts are presented as a separate reconciling amount in the company’s segment reporting in both periods and are not included in the regional operating results, but are included in the total worldwide operating results.
Interest and other expenses for the third quarter were $18.3 million versus $6.8 million in the year-ago period. The increase is partly attributed to the previously noted accounting impact of foreign currency fluctuations on Euro-based inventory purchases in our Pan-European unit, which is designated as a US dollar-functional entity. These losses were approximately $4.4 million during the quarter and are expected to be recovered when the inventory is sold. Also contributing to the increase was higher interest expense related to the August offering of $300 million in senior unsecured notes. In addition, net interest expense increased versus last year due to lower net cash levels, which were the result of investments in working capital to support business growth and the repurchase of $152 million of the company’s stock completed in the second quarter.

The effective tax rate in the 2010 third quarter was 27 percent compared with 25 percent in third quarter of 2009. The higher current year tax rate primarily reflects a change in mix of profits among different tax jurisdictions.
Total depreciation and amortization was $15.6 million.
Capital expenditures were $10.7 million.
Balance Sheet Highlights
•	The cash and cash equivalents balance at October 2, 2010, was $1.1 billion which included proceeds from our $300 million public debt offering in August versus $911 million at year-end 2009.

•	Total debt was $709 million, an increase of $330 million from $379 million at year-end 2009 due to the public debt referenced above. Debt-to-capitalization was 19 percent.

•	Inventory was $2.9 billion, or 33 days on hand, compared with $2.5 billion, or 27 days on hand, at the end of 2009.

•	Working capital days were 25 versus 21 at year-end 2009, and within the company’s normal range of 22 to 26 days.
          “We continue to strike a successful balance between sales growth, gross margin and working capital,” said William Humes, senior executive vice president and chief financial officer. “Our focus is on consistent, strong returns on invested capital, which have exceeded our average cost of capital for five consecutive quarters. The resiliency of our balance sheet provides market flexibility while allowing us to invest in expansion initiatives and share repurchases.”
Nine-Month Period
          For the nine months ended October 2, 2010, worldwide sales were $24.71 billion, an increase of 19 percent from $20.71 billion for the same period one year ago. The translation of foreign currencies had a negligible effect on worldwide sales. Sales were $10.50 billion for North America (a 20 percent increase versus the prior-year period); $7.52 billion for EMEA (an increase of 17 percent); $5.59 billion for Asia-Pacific (an increase of 24 percent); and $1.10 billion for Latin America (an increase of eight percent).
          Worldwide operating income for the nine-month period was $317.2 million (1.28 percent of total sales). In the year-ago period, operating income was $149.4 million (0.72 percent of sales), which included $30.0 million (approximately 0.14 percent of sales) of charges associated with expense reduction programs and a goodwill impairment charge of $2.5 million (0.01 percent of sales).
          Nine-month net income was $203.0 million, or $1.23 per diluted share. In the year-ago period, net income was $95.1 million, or $0.58 per diluted share, which included a combined after-tax charge of $24.0 million, or $0.14 per diluted share, from expense-reduction programs and goodwill impairment.
Outlook
          “Global demand has remained solid through the first weeks of the fourth quarter,” said Spierkel. “We expect fourth-quarter revenues and gross margins to grow sequentially, consistent with our normal end-of-year seasonality. Year-over-year sales growth may moderate compared to the rates experienced earlier in the year, as last year’s fourth quarter benefited from the launch of our sales-enhancement efforts. We continue to hold the line on operating expenses, but interest expense will tick up modestly due to the recent increase in our debt portfolio, although this impact is expected to be at least partially offset by the fourth quarter recovery of our Pan-European foreign currency losses discussed earlier.”
          Spierkel added: “As we move into next year, I remain optimistic about our ability to further strengthen and solidify our position in both our traditional distribution business and in growing, higher-margin market segments. We are continuously cultivating an environment intended to sustain productivity and success.”
Conference Call and Webcast
          Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”
          The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.
Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the year ended January 2, 2010; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.
About Ingram Micro Inc.
          As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves more than 150 countries and is the only global broad-based IT distributor with operations in Asia. Visit www.ingrammicro.com.
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© 2010 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	October 2,	January 2,
	2010	2010

ASSETS
Current assets:
Cash	$1,111,253	$910,936
Trade accounts receivable, net	3,675,481	3,943,243
Inventory	2,875,714	2,499,895
Other current assets	349,592	392,831

Total current assets	8,012,040	7,746,905
Property and equipment, net	228,561	221,710
Other assets	238,232	210,735

Total assets	$8,478,833	$8,179,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,133,282	$4,296,224
Accrued expenses	472,094	423,365
Short-term debt and current maturities of long-term debt	173,473	77,071

Total current liabilities	4,778,849	4,796,660
Long-term debt, less current maturities	535,866	302,424
Other liabilities	71,216	68,453

Total liabilities	5,385,931	5,167,537
Stockholders’ equity	3,092,902	3,011,813

Total liabilities and stockholders’ equity	$8,478,833	$8,179,350

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	October 2, 2010	October 3, 2009

Net sales	$8,453,835	$7,384,574

Cost of sales	8,000,310	6,982,664

Gross profit	453,525	401,910

Operating expenses:
Selling, general and administrative	346,614	331,725	(a)
Reorganization costs	—	7,004	(a)

	346,614	338,729	(a)

Income from operations	106,911	63,181

Interest and other	18,349	6,773

Income before income taxes	88,562	56,408

Provision for income taxes	23,573	14,102

Net income	$64,989	$42,306

Diluted earnings per share	$0.41	$0.25

Diluted weighted average shares outstanding	159,555,630	166,738,625

(a)	See related footnotes on the succeeding schedule of supplementary information for the thirteen weeks ended October 3, 2009.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	October 2, 2010	October 3, 2009

Net sales	$24,706,117	$20,708,256

Cost of sales	23,373,677	19,539,237

Gross profit	1,332,440	1,169,019

Operating expenses:
Selling, general and administrative	1,015,622	989,985	(a)
Impairment of goodwill	—	2,490	(a)
Reorganization costs (credits)	(358)	27,124	(a)

	1,015,264	1,019,599	(a)

Income from operations	317,176	149,420

Interest and other	36,659	21,139

Income before income taxes	280,517	128,281

Provision for income taxes	77,473	33,166

Net income	$203,044	$95,115

Diluted earnings per share	$1.23	$0.58

Diluted weighted average shares outstanding	164,623,203	164,720,379

(a)	See related footnotes on the succeeding schedule of supplementary information for the thirty-nine weeks ended October 3, 2009.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended October 2, 2010
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,648,297	$63,507	1.74%
EMEA	2,479,622	18,831	0.76%
Asia-Pacific	1,954,164	28,180	1.44%
Latin America	371,752	3,542	0.95%
Stock-based compensation expense	—	(7,149)	—

Consolidated Total	$8,453,835	$106,911	1.26%

	Thirteen Weeks Ended October 3, 2009 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,219,252	$30,401	0.94%
EMEA	2,154,260	13,569	0.63%
Asia-Pacific	1,638,252	21,389	1.31%
Latin America	372,810	4,749	1.27%
Stock-based compensation expense	—	(6,927)	—

Consolidated Total	$7,384,574	$63,181	0.86%

(a)	The thirteen weeks ended October 3, 2009 includes charges of $8,399 (0.11% of consolidated net sales) to operating expenses comprised of the following: (1) charges of $7,120 in North America (0.22% of North America net sales), which included reorganization costs of $5,883 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $1,237 charged to selling, general and administrative, or SG&A, expenses, for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) reorganization charges of $622 in EMEA (0.03% of EMEA net sales) related to employee termination benefits for workforce reductions; and (3) charges of $657 for Asia-Pacific (0.04% of Asia-Pacific net sales), which included reorganization costs of $499 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $158 charged to SG&A expenses primarily for costs incurred associated with the acquisition and integration of Value Added Distributors Limited, or VAD, and Vantex Technology Distribution Limited, or Vantex.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended October 2, 2010
		Operating	Operating
	Net Sales	Income	Margin

North America	$10,499,072	$160,131	1.53%
EMEA	7,516,537	75,982	1.01%
Asia-Pacific	5,588,704	84,494	1.51%
Latin America	1,101,804	14,783	1.34%
Stock-based compensation expense	—	(18,214)	—

Consolidated Total	$24,706,117	$317,176	1.28%

	Thirty-nine Weeks Ended October 3, 2009 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$8,735,872	$52,313	0.60%
EMEA	6,432,034	38,915	0.61%
Asia-Pacific	4,524,077	58,013	1.28%
Latin America	1,016,273	14,964	1.47%
Stock-based compensation expense	—	(14,785)	—

Consolidated Total	$20,708,256	$149,420	0.72%

(a)	The thirty-nine weeks ended October 3, 2009 includes charges of $29,976 (0.14% of consolidated net sales) to operating expenses comprised of the following: (1) net charges of $18,591 in North America (0.21% of North America net sales), which included reorganization costs of $16,208 primarily related to employee termination benefits for workforce reductions and facility exit costs, and $2,383 charged to SG&A expenses primarily for retention costs related to the reorganization program and accelerated depreciation of fixed assets associated with the exit of facilities; (2) net charges of $8,226 in EMEA (0.13% of EMEA net sales), which included reorganization costs of $7,915 related to employee termination benefits for workforce reductions and facility exit costs, and $311 primarily for consulting costs associated with the reorganization program charged to SG&A expenses; (3) charges of $2,923 in Asia-Pacific (0.06% of Asia-Pacific net sales), which included reorganization costs of $2,765 related to employee termination benefits for workforce reductions and facility exit costs, and $158 charged to SG&A expenses primarily for costs incurred associated with the acquisition and integration of VAD and Vantex; and (4) reorganization costs of $236 in Latin America (0.02% of Latin America net sales) related to employee termination benefits for workforce reductions. The thirty-nine weeks ended October 3, 2009 also includes impairment of goodwill of $2,490 (0.06% of Asia-Pacific net sales and 0.01% of consolidated net sales) related to the acquisitions of VAD and Vantex during the second quarter of 2009.